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Exhibit 10.60

SHARE SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT

by and among

S.H.W. & CO. LIMITED,

SKKG LIMITED,

L'ARC DE TRIOMPHE LIMITED,

CLASSIC WAVE LIMITED,

YANY KWAN YAN CHI,

LI TAI FOON,

KWAN YAN MING,

WONG CHI SENG,

WYNN RESORTS INTERNATIONAL, LTD.,

and

WYNN RESORTS (MACAU) HOLDINGS, LTD.

as of October 15, 2002

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6.3	Unsuitability	15
6.4	Family Transfers	15
6.5	Public Offering of Shares in Wynn Hong Kong	15
6.6	Legend on Share Certificates; Safekeeping of Share Certificates	15
ARTICLE 7 REPRESENTATIONS, WARRANTIES, AND COVENANTS		16
7.1	Representations and Warranties of the Investors and Beneficial Owners	16
7.2	Representations and Warranties of the Company	17
7.3	Covenants of Investors and Beneficial Owners	18
ARTICLE 8 TERM AND TERMINATION		19
8.1	Term	19
8.2	Events of Default	19
8.3	Remedies Upon Events of Default	19
8.4	Manner of Exercise	19
8.5	Closing	20
8.6	Enforcement of Rights	20
ARTICLE 9 INDEMNIFICATION		20
9.1	Indemnification by Investors and Beneficial Owners	20
9.2	Indemnification by the Company	20
9.3	Claims for Indemnification	20
9.4	Defense by Indemnifying Party	21
9.5	Manner of Indemnification	21
ARTICLE 10 CONFIDENTIALITY		21
ARTICLE 11 MISCELLANEOUS		22
11.1	Notices	22
11.2	Assignment	23
11.3	Successors and Permitted Transferees	23
11.4	Governing Law	24
11.5	Modifications, Amendments, and Waivers	24
11.6	Not for Benefit of Creditors	24
11.7	Force Majeure	24
11.8	Time of Essence	24
11.9	Severability	24
11.10	Survival	24
11.11	Specific Performance	25
11.12	Entire Agreement	25
11.13	Counterparts	25

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EXHIBITS

A	—	Charter Documents of the Company
B	—	Charter Documents of Investors
C	—	Resolutions of Class A Shareholders
D	—	Resolutions of the Company
E	—	Allocation of Class A Shares
F	—	Investors' and Beneficial Owners' Declarations
G	—	Example of Application of Dilution Formula

iii

SHARE SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT

        THIS SHARE SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT is made and entered into as of October 15, 2002, by and among S.H.W. & CO. LIMITED, SKKG LIMITED, L'ARC DE TRIOMPHE LIMITED, CLASSIC WAVE LIMITED, YANY KWAN YAN CHI, LI TAI FOON, KWAN YAN MING, WONG CHI SENG, WYNN RESORTS INTERNATIONAL, LTD., and WYNN RESORTS (MACAU) HOLDINGS, LTD.

R E C I T A L S:

        WHEREAS, the Company currently owns the Wynn Hong Kong Shares; and

        WHEREAS, Wynn Hong Kong currently owns the Wynn Macau Shares; and

        WHEREAS, Wynn International currently owns all six hundred fifty-seven (657) of the issued and outstanding Class B Shares, and

        WHEREAS, Wong currently owns one (1) Class A Share; and

        WHEREAS, the Investors wish to invest in the Company and to subscribe for Class A Shares in accordance with, and subject to, the terms and conditions of this Agreement; and

        WHEREAS, after the issuance of three hundred forty-two (342) Class A Shares in accordance with this Agreement, the six hundred fifty-seven (657) Class B Shares issued and outstanding will constitute sixty-five and seven-tenths of one percent (65.7%) of the capital of, and rights to dividends and distributions from, the Company and seventy-nine and three-tenths of one percent (79.3%) of the voting power in the Company; and

        WHEREAS, after the issuance of the three hundred forty-two (342) Class A Shares in accordance with this Agreement, the three hundred forty-three (343) issued and outstanding Class A Shares shall, in the aggregate, constitute thirty-four and three-tenths of one percent (34.3%) of the authorized capital of, and rights to dividends and other distributions from, the Company and twenty and seven-tenths of one percent (20.7%) of the voting power in the Company; and

        WHEREAS, the Parties wish to record their understandings regarding the Investors' acquisitions of the Class A Shares, the management of the Company, and the structure of their respective investments in the Company, and to provide for future dealings in the Shares, the interests in the Investors, the Company, this Agreement, and any portion of or interests in any of the foregoing;

        NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties, covenants, and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND REFERENCES

        1.1    Definitions.

        For purposes of this Agreement, the following capitalized terms have the following respective meanings:

          "Affiliate" of a Person means any Person that, directly or indirectly, through one (1) or more intermediaries, owns, is owned by, or is under common ownership with such first Person, to the extent of more than twenty percent (20%) of (a) the beneficial interests of such Person, or (b) the voting power of such Person. For the purpose of determining ownership of any Person other than an individual, an individual shall be considered as owning any voting securities or other beneficial interests owned by such individual's spouse, ancestors, lineal descendants, and siblings (including, without limitation, any individual related by or through legal adoption), or a trust for the benefit of any of the foregoing.

          "Agreement" means this Share Subscription and Shareholders' Agreement by and among the Parties.

          "AT" means L'Arc de Triomphe Limited, a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

          "AT Shares" means the thirty-nine (39) Class A Shares to be subscribed for by AT pursuant to this Agreement.

          "AT Subscription Amount" means Five Hundred Seventy-Seven Thousand Seventy-Nine Dollars ($577,079).

          "Beneficial Owners" of the Investors and the Class A Shares means (a) Wong, with respect to SHW and the SHW Shares, (b) Yany Kwan and Li Tai Foon, with respect to SKKG and the SKKG Shares, and (c) Wilson Kwan, with respect to AT, CW, the AT Shares, and the CW Shares.

          "Board" means the Board of Directors of the Company.

          "Business Day" means a day on which banks are open for business in the MSAR and New York.

          "Chairman" means the Chairman of the Board of the Company, as appointed pursuant to Section 3.4.

          "Charter Documents" of an entity means the memorandum and articles of association, bylaws, and other organizational or governing documents of such entity.

          "Class A Shares" means the one thousand two hundred (1,200) authorized Shares of the Company's Class A ordinary voting stock of One United Kingdom Pound Sterling (£1.00) par value each.

          "Class B Shares" means the eight hundred (800) authorized Shares of the Company's Class B special enhanced voting stock of One United Kingdom Pound Sterling (£1.00) par value each, of which six hundred fifty-seven (657) are registered in the name of, and beneficially owned by, Wynn International.

          "Closing" has the meaning ascribed to that term in Section 2.5.

          "Company" means Wynn Resorts (Macau) Holdings, Ltd., a private limited company organized with limited liability and existing under the laws of the Isle of Man.

          "Company Value" means the fair market value of an interest in the Company or a Shareholder, as the case may be, as appraised by the Company's auditors or investment bankers or another independent appraiser selected by the Board. In appraising the Company, a Shareholder, or the equity interests therein, the appraiser shall make its appraisal on a fair market value basis as a going concern and shall ascribe a value to each interest in such entity equal to the appraised value of the relevant entity divided by the total interests therein.

          "CW" means Classic Wave Limited, a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

          "CW Shares" means the thirty-nine (39) Class A Shares to be subscribed for by CW pursuant to this Agreement.

          "CW Subscription Amount" means Five Hundred Seventy-Seven Thousand Seventy-Nine Dollars ($577,079).

          "Defaulting Investor" has the meaning ascribed to that term in Section 8.3.

          "Default Price" has the meaning ascribed to that term in Section 8.3.

          "Director" means a member of the Board.

          "Directors" means more than one (1) Director.

          "Dollars" and "$" means units of the lawful currency of the United States of America.

          "Effective Date" means the date first set forth above.

          "Event of Default" means any of the events described in Section 8.2.

          "Family" of an individual means such individual's parents, spouse, lineal descendants, and siblings, if any (including, without limitation, any individual related by or through legal adoption), or a trust for the exclusive benefit of any of the foregoing.

          "FCPA" has the meaning ascribed to that term in Section 7.1(m).

          "Gaming Authority" means those national, state, local, and other governmental, regulatory, and administrative authorities, agencies, boards, and officials responsible for or involved in the regulation of gaming or gaming activities or the interpretation or enforcement of Gaming Laws in any jurisdiction and, within (a) the MSAR, specifically, the MSAR Gambling Inspection and Coordination Bureau and the MSAR Gaming Commission, and (b) the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

          "Gaming Laws" means those laws pursuant to which any Gaming Authority possesses regulatory, licensing, or permit authority over gaming within any jurisdiction and, within (a) the MSAR, specifically, Law No. 16/2001, Administrative Regulations No. 26/2001, Administrative Rule No. 2002-15-16, and any Concession Contract granting to Wynn Macau the concession to conduct casino gaming activities in the MSAR, as any of the same may be amended from time to time, and (b) the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463, and the Clark County Code, the regulations of the Nevada Gaming Commission promulgated thereunder, as any of the same may be amended from time to time.

          "Gaming Licenses" means all concessions, licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities under the Gaming Laws.

          "Gaming Problem" means, with respect to any of the Investors, the Beneficial Owners, or any of their respective Affiliates, any circumstance such that the respective Investor or Beneficial Owner's participation in the Company or any of its Affiliates is deemed likely, in the sole and absolute discretion of the Company or Wynn International, based on verifiable information or information received from any Gaming Authority or otherwise, to preclude or materially delay, impede, or impair the ability of the Company, Wynn International, any Affiliate of either of them, or any business entity with respect to which the Company, Wynn International, or such Affiliate holds or intends to hold a Gaming License, to obtain or retain any Gaming License, or to result in the imposition of disciplinary action, including, without limitation, materially burdensome terms and conditions on any Gaming License.

          "Indemnified Party" means a Party entitled to be indemnified pursuant to Article 9.

          "Indemnifying Party" means a Party required to indemnify an Indemnified Party pursuant to Article 9.

          "Information" has the meaning ascribed to that term in Article 10.

          "Investor" means any one (1) of the Investors.

          "Investor Directors" means the two (2) members of the Board to be nominated by the Investors, as a group, in accordance with Section 3.3.

          "Investors" means all of AT, CW, SHW, and SKKG.

          "Li Tai Foon" means Li Tai Foon, an individual who is married to Yany Kwan.

          "MSAR" means the Macau Special Administrative Region of the People's Republic of China.

          "Notice" has the meaning ascribed to that term in Section 11.1.

          "Offer" has the meaning ascribed to that term in Section 6.2(a).

          "Parties" means all of Wong, Yany Kwan, Li Tai Foon, Wilson Kwan, AT, CW, SHW, SKKG, Wynn International, and the Company.

          "Party" means any one (1) of the Parties.

          "Person" means any individual, partnership, association, corporation, company, trust, governmental authority, or other entity having a separate legal personality.

          "Pounds" and "£" means United Kingdom Pounds Sterling, units of the lawful currency of the United Kingdom.

          "Reference Rate" means the three (3)-month, Dollar ($) London Interbank Offered Rate in effect from time to time (or such other rate as the Parties shall agree if such rate shall not be in effect at any time).

          "Securities Authority" means those national, state, local, and other governmental regulatory, and administrative authorities, agencies, boards, and offices responsible for or involved in the regulation of securities and the offer, sale, and trading of securities and the administration or enforcement of laws relating to securities.

          "Securities Problem" means, with respect to any Investor, Beneficial Owner, or any of his or its Affiliates, any circumstances such that such Investor's or Beneficial Owner's participation in the Company or any of its Affiliates is deemed likely, in the sole and absolute discretion of the Company or Wynn International, based on verifiable information or information received from any Securities Authority or otherwise, to preclude or materially delay, impede, or impair the ability of the Company, Wynn International, or any Affiliate of either of them to offer, sell, or trade securities, or to result in the imposition of disciplinary action, including, without limitation, materially burdensome terms and conditions on any such offer, sale, or trading of securities.

          "SHW" means S.H.W. & Co. Limited, a private company limited by shares organized with limited liability existing under the laws of the Isle of Man.

          "SHW Shares" means the one hundred ninety-five (195) Class A Shares to be subscribed for by SHW pursuant to this Agreement and the one (1) Class A Share already owned by Wong which is to be transferred by Wong to SHW.

          "SHW Subscription Amount" means Three Hundred Eighty-Five Thousand Three Hundred Ninety-Four Dollars ($385,394).

          "Shareholder" means any of the Investors or Wynn International.

          "Shareholders" means all of the Investors and Wynn International.

          "Share" means one of the Shares.

          "Shares" means the Class A Shares and the Class B Shares, including any increases in the numbers of such Shares as is made pursuant to Section 5.10 or otherwise.

          "SKKG" means SKKG Limited, a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

          "SKKG Shares" means the sixty-nine (69) Class A Shares to be subscribed for by SKKG pursuant to this Agreement.

          "SKKG Subscription Amount" means One Million Nine Thousand Eight Hundred Eighty-Eight Dollars ($1,009,888).

          "Subscription Amounts" means the amounts to be paid by the Investors to the Company for the Class A Shares at the Closing in accordance with Sections 2.2, 2.3, and 2.4.

          "Transfer" has the meaning ascribed to that term in Section 6.1.

          "Wilson Kwan" means Kwan Yan Ming, an individual.

          "Wong" means Wong Chi Seng, an individual.

          "Wynn Hong Kong" means Wynn Resorts (Macau), Limited, a private company limited by shares organized with limited liability and existing under the laws of Hong Kong.

          "Wynn Hong Kong Shares" means the one hundred (100) ordinary voting shares of Wynn Hong Kong currently beneficially owned by the Company (one (1) of which shares is registered in the name of Wynn International, as nominee for the Company), which shares constitutes one hundred percent (100%) of the issued and outstanding capital of Wynn Hong Kong.

          "Wynn International" means Wynn Resorts International, Ltd., a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

          "Wynn International Directors" has the meaning ascribed to that term in Section 3.3.

          "Wynn Macau" means Wynn Resorts (Macau), S.A., a company limited by shares organized with limited liability and existing under the laws of the MSAR.

          "Wynn Macau Shareholders' Agreement" means that certain Shareholders' Agreement by and among Wynn International, Wynn Hong Kong, Wynn Macau, and Wong Chi Seng dated of even date herewith.

          "Wynn Macau Shares" means the one hundred two thousand (102,000) shares of the Class B voting stock, One Thousand Macau Patacas (MOP 1,000) par value each, of Wynn Macau, which constitute fifty-one percent (51%) of the voting power in, capital of, and rights to receive dividends and other distributions from, Wynn Macau.

          "Yany Kwan" means Yany Kwan Yan Chi, an individual who is married to Li Tai Foon.

        1.2    References.

          (a)    Articles, Sections, and Exhibits.    Any reference in this Agreement to an Article, Section, or Exhibit is, unless otherwise stated, a reference to an Article, Section, or Exhibit of or to this Agreement.

          (b)    Headings.    Headings set forth in this Agreement are for ease of reference only and shall not affect the construction of this Agreement.

          (c)    References to Documents.    References to this Agreement or any other agreement, instrument, or document referred to in this Agreement shall be construed as references to this Agreement or, as the case may be, such other agreement, instrument, or document, as the same may have been, or may from time to time be, amended, varied, novated, or supplemented.

          (d)    Number.    Words importing the singular include the plural and vice versa.

          (e)    Gender.    Words importing a gender include any gender or neuter.

          (f)    Speech; Grammar.    Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have corresponding meanings.

          (g)    Parties.    A reference to a Party to this Agreement includes that Party's successors and permitted assigns.

          (h)    Business Day.    Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the immediately succeeding Business Day.

          (i)    Preparation of Documents.    No rule of construction shall apply to the disadvantage of a Party because that Party or its legal counsel was responsible for the preparation of this Agreement or any part of it.

ARTICLE 2
ISSUANCE OF THE CLASS A SHARES

        2.1    Undertaking to Deliver Shares.

        The Company hereby undertakes to each of the Investors that, in accordance with, and subject to, the terms and conditions of this Agreement, including, without limitation, Sections 2.3 and 2.4, it will allot and issue to each Person whose name is set forth on Exhibit E the number of Shares set forth next to such Person's name on such Exhibit E, in exchange for the Subscription Amount set forth next to such Person's name on such Exhibit E.

        2.2    Undertaking to Subscribe and Pay Subscription Amounts.

          (a)    SHW.    SHW hereby undertakes to the Company and Wynn International that, in accordance with, and subject to, the terms and conditions of this Agreement, including, without limitation, Sections 2.3 and 2.4, it will (i) subscribe for the one hundred ninety-five (195) SHW Shares not currently owned by Wong, and (ii) pay the SHW Subscription Amount.

          (b)    SKKG.    SKKG hereby undertakes to the Company and Wynn International that, in accordance with, and subject to, the terms and conditions of this Agreement, including, without limitation, Sections 2.3 and 2.4, it will (i) subscribe for the SKKG Shares, and (ii) pay the SKKG Subscription Amount.

          (c)    AT.    AT hereby undertakes to the Company and Wynn International that, in accordance with, and subject to, the terms and conditions of this Agreement, including, without limitation, Sections 2.3 and 2.4, it will (i) subscribe for the AT Shares, and (ii) pay the AT Subscription Amount.

          (d)    CW.    CW hereby undertakes to the Company and Wynn International that, in accordance with, and subject to, the terms and conditions of this Agreement, including, without limitation, Sections 2.3 and 2.4, it will (i) subscribe for the CW Shares, and (ii) pay the CW Subscription Amount.

        2.3    Issuance of Subscription Shares.

          (a)    SHW.    At the Closing (i) Wong shall transfer to SHW the one (1) Class A Share currently owned by him, (ii) the Company shall deliver to SHW one (1) or more share certificates issued in the name of SHW representing the SHW Shares, duly executed by the Company, and (iii) SHW shall deliver to the Company payment of the SHW Subscription Amount in accordance with Section 2.4(a).

          (b)    SKKG.    At the Closing (i) the Company shall deliver to SKKG a share certificate issued in the name of SKKG representing the SKKG Shares, duly executed by the Company, and (ii) SKKG shall deliver to the Company payment of the SKKG Subscription Amount in accordance with Section 2.4(b).

          (c)    AT.    At the Closing (i) the Company shall deliver to AT a share certificate issued in the name of AT representing the AT Shares, duly executed by the Company, and (ii) AT shall deliver to the Company payment of the AT Subscription Amount in accordance with Section 2.4(c).

          (d)    CW.    At the Closing (i) the Company shall deliver to CW a share certificate issued in the name of CW representing the CW Shares, duly executed by the Company, and (ii) CW shall deliver to the Company payment of the CW Subscription Amount in accordance with Section 2.4(d).

        2.4    Subscription Amounts.

          (a)    SHW.    At the Closing, SHW shall pay to the Company in exchange for the SHW Shares the entire SHW Subscription Amount, by registered or certified bank check or wire transfer of immediately available funds, to the account or accounts designated by the Company.

          (b)    SKKG.    At the Closing, SKKG shall pay to the Company in exchange for the SKKG Shares the entire SKKG Subscription Amount, by registered or certified bank check or wire transfer of immediately available funds, to the account or accounts designated by the Company.

          (c)    AT.    At the Closing, AT shall pay to the Company in exchange for the AT Shares the entire AT Subscription Amount, by registered or certified bank check or wire transfer of immediately available funds, to the account or accounts designated by the Company.

          (d)    CW.    At the Closing, CW shall pay to the Company in exchange for the CW Shares the entire CW Subscription Amount, by registered or certified bank check or wire transfer of immediately available funds, to the account or accounts designated by the Company.

        2.5    The Closing.

        The delivery to the Investors of the Class A Shares and the payment by the Investors of their respective Subscription Amounts shall take place at Avenida Praia Grande, n.° 429, 21st Floor, Ed. Nam Wan Commercial Centre, Macau at 3:00 p.m., Macau time, on October 15, 2002, or at such other time and place as the Company and the Investors mutually shall agree (which time and place are referred to in this Agreement as the "Closing").

ARTICLE 3
MANAGEMENT OF THE COMPANY

        3.1    Charter Documents.

        The Company shall operate pursuant to the terms of its Charter Documents and this Agreement. To the extent that the terms of this Agreement do not conflict with the terms of the Company's Charter Documents, the terms of this Agreement shall prevail. Each Investor and Beneficial Owner hereby agrees to vote all Shares and take all other actions necessary or appropriate to ensure that the Company's Charter Documents do not at any time conflict with the provisions of this Agreement and shall not vote to approve (or consent to the approval of) any amendment to the Company's Charter Documents which would be inconsistent with or contrary to the intention of this Agreement.

        3.2    Business of the Company.

        The businesses to be conducted by the Company and its Affiliates shall be as follows:

          (a)    Ownership of Wynn Hong Kong Shares.    The Company currently beneficially owns all of the Wynn Hong Kong Shares.

          (b)    Wynn Hong Kong.    Wynn Hong Kong currently owns all of the Wynn Macau Shares.

          (c)    Increase of Capital.    The Company may seek additional investors to provide capital to the Company, Wynn Hong Kong, and/or Wynn Macau and may issue additional debt and/or equity securities in the Company, Wynn Hong Kong, and/or Wynn Macau in connection therewith.

          (d)    The Company and Affiliates.    In addition to the matters described in Sections 3.2(a), 3.2(b), and 3.2(c), the Company may engage in such other businesses as the Board may decide to undertake from time to time, whether or not associated with the foregoing.

        3.3    Composition of the Board.

        Subject to the terms of this Agreement, the Company shall be managed by the Board. Each of the Shareholders agrees to vote its Shares to ensure that at all times the Board shall include (a) five (5) Persons nominated by Wynn International (the "Wynn International Directors"), and (b) two (2) Persons nominated by the Investors, as a group (the "Investor Directors").

        3.4    Chairman of the Board.

        The Directors shall designate one (1) of the Wynn International Directors to serve as Chairman of the Board. The Chairman of the Board shall have an additional casting or tie-breaking vote in the event of a deadlock in votes of the Directors.

        3.5    Meetings of the Board.

        Meetings of the Board may be called at any time by the Chairman. The Chairman shall ensure that such meetings are held at least four (4) times each year at such locations and at such times as the Chairman of the Board shall designate. Meetings of the Board may be held in person or by audio or video conference or Board action may be taken by unanimous written consent of all Directors. The presence, in person or by proxy, of at least three (3) Directors, including at least three (3) of which shall be Wynn International Directors, shall be required to constitute a quorum for any meeting of the Board. Decisions of the Board shall be made by majority vote of the Directors present, in person or by proxy, at any duly constituted meeting of the Board at which a quorum is present.

        3.6    Meetings of the Shareholders.

        Meetings of the Shareholders may be called at any time by any Shareholder, upon at least thirty (30) day's Notice to all Shareholders. The Shareholders shall ensure that such meetings are held at least once each year at such locations and at such times as the Chairman of the Board shall designate. Meetings of the Shareholders may be held in person or by audio or video conference or Shareholder action may be taken by unanimous written consent of all Shareholders. The presence, in person or by proxy, of the holders of at least fifty-one percent (51%) of the total number of votes or their designated representatives shall be required to constitute a quorum for any meeting of the Shareholders. Decisions of the Shareholders shall be made by majority of the votes to which the Shares are entitled by the holders of Shares or their designated representatives present, in person or by proxy, at any duly-constituted Shareholders' meeting at which a quorum is present. As provided in the Company's Charter Documents, each issued and outstanding Class A Share shall be entitled to one (1) vote and each issued and outstanding Class B Share shall be entitled to two (2) votes on each matter for which Shareholders vote.

        3.7    Design, Development, and Management Agreements.

        Wynn International or one (1) or more of its Affiliates will enter into one (1) or more agreements with Wynn Macau relating to the design, development, and operation of one (1) or more of the projects to be owned or operated by Wynn Macau, at fees to be agreed by such parties.

ARTICLE 4
SHARES

        4.1    Capital of the Company.

        The entire registered capital of the Company consists solely of Two Thousand Pounds (£2,000.00), divided into two thousand (2,000) Shares of One Pound (£1.00) par value each, including one thousand two hundred (1,200) Class A Shares and eight hundred (800) Class B Shares. Each Class A Share entitles the holder thereof to rights identical to those of each other Class A Share, including, without limitation, rights to distributions of capital upon liquidation of the Company, voting rights, and rights to dividends and other distributions from the Company. Each Class B Share entitles the holder thereof to rights identical to those of each other Class B Share, including, without limitation, rights to distributions of capital upon liquidation of the Company, voting rights, and rights to dividends and other distributions from the Company. Each Class A Share entitles the holder thereof to rights identical to those of each Class B Share, including, without limitation, rights to distributions of capital upon liquidation of the Company and rights to dividends and other distributions from the Company; provided, however, that (a) each Class A Share shall be entitled to one (1) vote and each Class B Share shall be entitled to two (2) votes on each matter for which Shareholders vote and such votes of Class A Shares and Class B Shares shall always be subject to Section 3.3, and (b) the Class B Shares shall be entitled to a liquidation preference of any amount required to be contributed to the Company by Wong, SHW, or any owner or owners from time to time of the SHW Shares pursuant to Section 5.11. All of the Shares are duly authorized, and after the Closing, the Company's issued and outstanding Shares will be legally and beneficially owned by the Shareholders in the proportions set forth in Sections 4.2 through 4.7, and without restriction on the right of Transfer thereof except as provided in this Agreement. There are no Shares held in the treasury of the Company. Except as provided in this Agreement, there are no outstanding warrants, options, contracts, calls, convertible securities, or other rights of any kind with regard to any authorized but unissued, or issued but not outstanding, Shares or other securities of the Company of any kind. The Company has no right or obligation to purchase or redeem any Shares or other securities of the Company of any kind.

        4.2    Class B Shares.

        Wynn International owns six hundred fifty-seven (657) of the authorized, issued, and outstanding Class B Shares, free and clear of any lien, mortgage, or other interest or encumbrance, except as provided in this Agreement. After the Closing (a) the Class B Shares shall constitute (i) sixty-five and seven-tenths of one percent (65.7%) of the issued and outstanding capital of, and rights to dividends and distributions from, the Company, and (ii) seventy-nine and three-tenths of one percent (79.3%) of the issued and outstanding voting power in the Company, and (b) the Class B Shares shall be entitled to a liquidation preference of any amount required to be contributed to the Company by Wong, SHW, or any owner or owners from time to time of the SHW Shares pursuant to Section 5.11.

        4.3    SHW Shares.

        After the Closing and the transfer to SHW by Wong of the one (1) Class A Share currently held in Wong's name, SHW will own all of the SHW Shares, which Class A Shares in the aggregate will represent (a) nineteen and six-tenths of one percent (19.6%) of the issued and outstanding capital of, and rights to dividends and distributions from, the Company (subject to the liquidation preference of the Class B Shares for any amount required to be contributed to the Company by Wong, SHW, or any owner or owners from time to time of the SHW Shares pursuant to Section 5.11), and (b) eleven and eighty-three one-hundredths of one percent (11.83%) of the issued and outstanding voting power of the Company, free and clear of any lien, mortgage, or other interest or encumbrance, except as provided in this Agreement.

        4.4    SKKG Shares.

        After the Closing, SKKG will own all of the SKKG Shares, which Class A Shares in the aggregate will represent (a) six and nine-tenths of one percent (6.9%) of the issued and outstanding capital of, and rights to dividends and distributions from, the Company (subject to the liquidation preference of the Class B Shares for any amount required to be contributed to the Company by Wong, SHW, or any owner or owners from time to time of the SHW Shares pursuant to Section 5.11), and (b) four and sixteen one-hundredths of one percent (4.16%) of the issued and outstanding voting power of the Company, free and clear of any lien, mortgage, or other interest or encumbrance, except as provided in this Agreement.

        4.5    AT Shares.

        After the Closing, AT will own all of the AT Shares, which Class A Shares in the aggregate will represent (a) three and nine-tenths of one percent (3.9%) of the issued and outstanding capital of, and rights to dividends and distributions from, the Company (subject to the liquidation preference of the Class B Shares for any amount required to be contributed to the Company by Wong, SHW, or any owner or owners from time to time of the SHW Shares pursuant to Section 5.11), and (b) two and thirty-five one-hundredths of one percent (2.35%) of the issued and outstanding voting power of the Company, free and clear of any lien, mortgage, or other interest or encumbrance, except as provided in this Agreement.

        4.6    CW Shares.

        After the Closing, CW will own all of the CW Shares, which Class A Shares in the aggregate will represent (a) three and nine-tenths of one percent (3.9%) of the issued and outstanding capital of, and rights to dividends and distributions from, the Company (subject to the liquidation preference of the Class B Shares for any amount required to be contributed to the Company by Wong, SHW, or any owner or owners from time to time of the SHW Shares pursuant to Section 5.11), and (b) two and thirty-five one-hundredths of one percent (2.35%) of the issued and outstanding voting power of the Company, free and clear of any lien, mortgage, or other interest or encumbrance, except as provided in this Agreement.

ARTICLE 5
FINANCIAL MATTERS

        5.1    Arm's Length Transactions.

        All transactions into which the Company enters with any Person, including, without limitation, the Shareholders or their respective Affiliates, shall be at arm's length.

        5.2    Bank Accounts.

        The Company shall maintain accounts in its name in one (1) or more banks or other institutional depositories selected by the Board, and the cash funds of the Company shall be kept in such accounts. The funds in such accounts shall be withdrawn only on the signatures of individuals designated by the Board.

        5.3    Books and Records.

        The Company shall maintain proper and complete books of account. Such books shall be open for inspection by the Shareholders at the Company's corporate office during normal business hours.

        5.4    Audit.

        The Board shall have an audit performed of the accounts of the Company at the end of each fiscal year of the Company. The Board shall appoint and retain a major firm of international auditors for the Company during the term of this Agreement.

        5.5    Reports to Shareholders.

        The Board shall provide the Shareholders with the Company's unaudited quarterly financial statements within ninety (90) days after the end of each of its fiscal quarters and its audited annual financial statements within one hundred twenty (120) days after the close of each of its fiscal years.

        5.6    Reimbursement of Expenses.

        The Company shall reimburse Wynn International and its Affiliates, at cost, for all out-of-pocket costs and expenses incurred by it and its Affiliates in the establishment, maintenance, and operation of the Company, Wynn Hong Kong, Wynn Macau, Wynn International, and their respective businesses.

        5.7    Initial Capital Contributions.

          (a)    Wynn International.    Wynn International is deemed to have contributed Fourteen Million Fifty-Four Thousand Four Hundred Ninety-Eight Dollars ($14,054,498) to the capital of the Company in the form of cash and shares in Wynn Macau.

          (b)    SHW.    After making payment of the SHW Subscription Amount to the Company, SHW will be deemed to have contributed Three Hundred Eighty-Five Thousand Three Hundred Ninety-Four Dollars ($385,394) to the capital of the Company in the form of cash and shares in Wynn Macau.

          (c)    SKKG.    After making payment of the SKKG Subscription Amount to the Company, SKKG shall be deemed to have contributed One Million Nine Thousand Eight Hundred Eighty-Eight Dollars ($1,009,888) to the capital of the Company.

          (d)    AT.    After making payment of the AT Subscription Amount to the Company, AT shall be deemed to have contributed Five Hundred Seventy-Seven Thousand Seventy-Nine Dollars ($577,079) to the capital of the Company.

          (e)    CW.    After making payment of the CW Subscription Amount to the Company, CW shall be deemed to have contributed Five Hundred Seventy-Seven Thousand Seventy-Nine Dollars ($577,079) to the capital of the Company.

        5.8    Capital Requirements.

        It is anticipated that the total capital requirements for the Company, Wynn Hong Kong, and Wynn Macau, including the costs of establishing and maintaining such entities, securing a concession for Wynn Macau to conduct casino games of chance and other games in the MSAR, purchasing or otherwise acquiring the right to use land in the MSAR, and constructing, developing, equipping, and outfitting a casino resort in the MSAR and working capital, will be approximately Five Hundred Million to Six Hundred Million Dollars ($500,000,000-$600,000,000), of which amount approximately fifty to seventy percent (50-70%) is expected to be borrowed from commercial lenders and the remainder of which is expected to be provided as contributions of capital or subordinated loans from one (1) or more of the Shareholders.

        5.9    Security for Financing.

        It is anticipated that the value of the Company's interests in Wynn Hong Kong, the interests of Wynn Hong Kong in Wynn Macau, and the interests of Wynn Macau in land and work in progress on the casino resort in the MSAR or any additional casino or casinos will provide sufficient security for any debt financing described in Section 5.8, but if additional security is required, such security, including, without limitation, Shares, shall be provided by the Shareholders, in proportion to their holdings of Shares. In the event that Wong is required to provide security for financing of Wynn Macau pursuant to Section 4.3 of the Wynn Macau Shareholders' Agreement, the obligation of SHW to provide security under this Section 5.9 shall be correspondingly reduced by the amount of security so provided.

        5.10    Additional Capital Contributions and Shareholder Loans.

        In addition to the initial capital contributions described in Section 5.7 and the financing and security provided for in Sections 5.8 and 5.9, in the event that the Board determines that the Company, Wynn Hong Kong, or Wynn Macau requires funds, and the Company, Wynn Hong Kong, or Wynn Macau are unable to obtain or do not wish to obtain such funds from construction contractors, commercial lenders, or through public or private offerings of debt or equity securities, the Shareholders shall be obligated to make additional capital contributions and loans to the Company for such purposes within thirty (30) days after Notice of such capital requirement from the Board; provided, however, that the total amount that the Shareholders shall be obligated to contribute and lend to the Company, or provide as security, including the amounts set forth in Sections 5.7, 5.8, and 5.9, shall be limited to Two Hundred Fifty Million Dollars ($250,000,000). All capital contributions and loans made by the Shareholders shall (a) be in proportion to the number of Shares owned by them, (b) be made simultaneously, and (c) in the case of loans, bear interest at the Reference Rate. Any Shareholder that does not make any such required contribution shall have his or its interests in the Company diluted according to the following formula. In the event that at least one (1), but less than all, of the Shareholders makes a contribution required by the Board pursuant to this Section 5.10 (i) the Board shall determine the Company Value before such contribution or contributions are made, and (ii) each such contribution shall be accorded a value which shall proportionately increase the Shares owned by each contributing Shareholder by a factor of one and one-half (1.5) times the amount of that capital contribution. Each such increase of Shares shall be of the same class as the other Shares held by such contributing Shareholder. To the extent necessary, the Company's Charter Documents shall be amended to authorize such additional Shares as are necessary to evidence the increases in Shares pursuant to this Section 5.10. An example of the application of this dilution formula is provided in Exhibit G attached hereto. In the event that Wong is required to contribute capital to Wynn Macau pursuant to Section 4.4 of the Wynn Macau Shareholders' Agreement, the obligation of SHW to contribute capital under this Section 5.10 shall be correspondingly reduced by the amount of capital so provided and Wynn International shall be required to contribute to the Company the amount not so contributed by SHW. Except as provided in the immediately preceding sentence, in the event of any failure by Wong to contribute capital pursuant to Section 4.4 of the Macau Shareholders' Agreement, SHW's ownership interest in the Company shall be decreased by the same percentage as Wong's ownership interest in Wynn Macau is reduced pursuant to Section 4.4 of the Macau Shareholders' Agreement, and the interests of Wynn International in Class B Shares shall be increased by the amount of such reduction. For example, if Wong's ownership interest in Wynn Macau is reduced by twenty percent (20%) from ten percent (10%) to eight percent (8%), SHW's ownership interest in the Company (through Class A Shares) shall be reduced from nineteen and six-tenths of one percent (19.6%) to fifteen and sixty-eight one-hundredths of one percent (15.68%) and Wynn International's ownership interest in the Company (through Class B Shares) shall be increased from sixty-five and seven-tenths of one percent (65.7%) to sixty-nine and sixty-two one hundredths of one percent (69.62%). To the extent permitted by the laws of the Isle of Man, any such reduction shall be effected by the purchase by the Company of Class A Shares for no value and the increase of Class B Shares for no additional subscription amount and, to the extent that the Company does not have the power to so purchase such Class A Shares, by the increase in number of Class A Shares and Class B Shares owned by Shareholders other than SHW for no additional subscription amount.

        5.11    Additional Capital Contributions for SHW and Owners of SHW Shares.

        In the event (a) of the death, disability, retirement, removal, unsuitability, failure to remain a permanent resident of the MSAR, or other failure of Wong to serve as the Executive Director of Wynn Macau, (b) of the liquidation of Wynn Macau or the Company, (c) Wong Transfers all or any portion of his interest in Wynn Macau, (d) Wong fails to make any contribution of capital to Wynn Macau required pursuant to Section 4.4 of the Wynn Macau Shareholders' Agreement, or (e) of the occurrence of an Event of Default with respect to Wong serving as Executive Director of Wynn Macau, then (i) Wong, (ii) SHW, and (iii) any owner or owners at any time and from time to time of any of the SHW Shares shall have the joint and several obligation to contribute to the Company, without any corresponding increase in interest in the Company, any amount (A) received in payment for the redemption, liquidation, or purchase of Class A Shares in Wynn Macau, in the case of a redemption, liquidation, or purchase of the Class A Shares in Wynn Macau pursuant to Section 6.4 of the Wynn Macau Shareholders' Agreement or otherwise, or (B) any amount required to be contributed as capital to Wynn Macau pursuant to Section 4.4 of the Wynn Macau Shareholders' Agreement. For the avoidance of doubt, the obligations imposed by this Section 5.11 shall be joint and several and shall apply not only to Wong and SHW, but also to any Transferee, owner, or owners of any SHW Shares or any interest therein at any time and from time to time and such obligations shall only be satisfied after all amounts described in (A) and (B) of the immediately preceding sentence have been contributed to the capital of the Company. This obligation shall run with the SHW Shares and shall not be extinguished by any Transfer of the SHW Shares or any interest therein. In the event of a liquidation of both Wynn Macau and the Company, the Class B Shares shall be entitled to a liquidation preference of any amount required to be contributed to the Company by Wong, SHW, or any owner or owners from time to time of any of the SHW Shares pursuant to this Section 5.11.

ARTICLE 6
TRANSFERS OF SHARES

        6.1    Restrictions on Transfer.

        Except as provided in Section 5.9 and this Article 6, each of the Investors and the Beneficial Owners agrees that he or it will not, directly or indirectly, sell, assign, give, bequeath, transfer, pledge, or encumber any direct or indirect interest in, or portion of, his or its respective Shares or any Investor or issue any shares or other equity interests in any Investor (a "Transfer"). Any attempted or purported Transfer or issuance in violation of this Article 6 shall not be recognized by the Company, shall be null and void, ab initio, and shall not Transfer any rights to the purported Transferee.

        6.2    Right of First Refusal.

          (a)    Transfer or Issuance of Shares.    No Transfer may be made without the express written consent of the Chairman, in his sole discretion. Any purported Transfer without such consent shall be void and of no effect. In addition, each of the Shareholders and the Beneficial Owners agrees that he or it shall not, directly or indirectly, Transfer to any Person unless he or it first shall have made an offer to Transfer to the Company and the other Shareholders the interest in, or portion of, the Shares or Investor that he or it proposes to Transfer in the manner prescribed in Section 6.2(a)(i) (an "Offer"), and the Offer shall not have been accepted in the manner as prescribed in Section 6.2(a)(ii).

            (i)    Making of the Offer.    If any of the Shareholders or the Beneficial Owners proposes to Transfer, he or it first shall give a Notice of the proposed Transfer to the Board and each of the other non-Transferring Shareholders and make an Offer to Transfer such interest in, or portion of, Shares or Investor to the Company and the non-Transferring Shareholders, upon the terms and conditions of the proposed Transfer. The Offer shall set forth the name and address of the prospective Transferee, the price per Share of the Shares or the price per share of the shares of the Investor that are the subject of the proposed Transfer, and the terms and conditions of the proposed Transfer.

            (ii)    Acceptance of Offer.    After receiving the Offer, the Company (to the extent it is permitted to do so under the laws of the Isle of Man) and the non-Transferring Shareholders shall have ninety (90) days within which to elect to purchase all, but not less than all, of the Shares or shares or other equity interests of an Investor, or interest therein or portion thereof, proposed to be Transferred, Notice of such acceptance to be communicated to the Transferring Shareholder, Beneficial Owner, or issuing Investor within such ninety (90)-day period. In the event the Company wishes to purchase or subscribe for the Shares or shares or other equity interests of an Investor, or interest therein or portion thereof proposed to be Transferred, and is permitted to do so under the laws of the Isle of Man, the Company shall have the right to purchase such Shares or subscribe for such shares or other equity interests of an Investor before any non-Transferring Shareholders shall have any such right. To the extent the Company does not wish to purchase any such Shares or subscribe for any such shares or other equity interests of an Investor, or is not permitted to do so under the laws of the Isle of Man, the non-Transferring Shareholders who wish to purchase such Shares or shares or other equity interests of an Investor shall have the obligation to purchase such Shares, or subscribe for such shares or other equity interests of an Investor, in proportion to the number of Shares owned by the non-Transferring Shareholders. If any non-Transferring Shareholder does not wish to purchase his or its proportionate amount of such Shares or subscribe for shares or other equity interests of an Investor, the other non-Transferring Shareholders shall have the obligation to purchase such Shares or subscribe for such shares or other equity interests of an Investor in proportion to the number of Shares owned by each of them or all such Shares or shares or other equity interests of an Investor if no other non-Transferring Shareholders wish to purchase Shares or subscribe for shares or other equity interests of an Investor. Any reference in this Article 6 to a Transfer of Shares to the Company shall be construed as a contract with the Company to purchase its own Shares subject to the provisions of Part 1, Companies Act 1992 of the Isle of Man.

          (b)    Consummation of Transfers.    Any Transfer to the Company or any non-Transferring Shareholder by (i) a Transferring Investor or Beneficial Owner of any interest in, or portion of, Class A Shares or an Investor pursuant to this Section 6.2, or (ii) Wynn International of any interest in, or portion of, Class B Shares pursuant to this Section 6.2 shall be consummated within ninety (90) days after acceptance of the relevant Offer, subject to any disclosure, approval, or other requirements of any Gaming Authority or Securities Authority. No Transfer shall be complete and no Transfer shall be registered in the books of the Company or any Investor until the prospective Transferee shall have (A) agreed to be bound by the terms of this Agreement as though he or it were a holder of Shares and this Agreement shall have been amended to reflect the Transfer to such prospective Transferee, (B) complied with all approval, disclosures, and other requirements of any Gaming Authority or Securities Authority, and (C) provided to the Company and any Gaming Authority, Securities Authority, or other relevant governmental authorities any information requested by the Company or such Gaming Authority, Securities Authority, or other governmental authority regarding the Transfer or the suitability of the prospective Transferee to own the interest in, or portion of, Shares or an Investor.

          (c)    Release from Restriction.    If (i) an Offer is not accepted pursuant to Section 6.2(a)(ii), or (ii) a purchase is not consummated within the ninety (90)-day period provided for in Section 6.2(b), the Transferring Shareholder, Beneficial Owner, or Investor may make a bona fide Transfer of interests in, or portion of, the Shares or Investor to the prospective Transferee named in the relevant Offer only in strict accordance with the terms and conditions stated in such Offer and only if, prior to such Transfer, the prospective Transferee shall have complied with all requirements of Section 6.2(b). If the Transferring Shareholder, Beneficial Owner, or Investor shall fail to make such Transfer within ninety (90) days after the expiration of the 90-day time limit provided for the acceptance of the Offer by the Company or the non-Transferring Shareholders, however, such interest in, or portion of, the Shares or Investor again shall become subject to all of the restrictions of this Article 6.

        6.3    Unsuitability.

        If, at any time (a) any (i) Gaming Authority determines, or (ii) the gaming counsel of the Company or any of its Affiliates concludes, that (A) any of the Investors, the Beneficial Owners, or any of their respective Affiliates is or may be unsuitable to hold a Gaming License or an interest in a Gaming License in any relevant jurisdiction, or (B) a Gaming Problem exists or may exist with respect to such Investor or Beneficial Owner or any of his or its respective Affiliates, or (b) any (i) Securities Authority determines, or (ii) the securities counsel of the Company or any of its Affiliates concludes, that a Securities Problem exists or may exist with respect to such Investor, Beneficial Owner, or any of his or its respective Affiliates, the Company shall have the option (but not the obligation) to purchase (to the extent it is permitted to do so under the laws of the Isle of Man), and Wynn International shall have the option (but not the obligation) to purchase, all Class A Shares directly or indirectly owned by the Investor or Beneficial Owner who is so considered to be unsuitable or with respect to which such Gaming Problem or Securities Problem exists or may exist in exchange for a cash payment in the amount of the relevant Subscription Amount for such Class A Shares.

        6.4    Family Transfers.

        The restrictions on Transfer contained in this Article 6 shall not apply to Transfers by Beneficial Owners to members of the Transferor's Family or by Wynn International to any of its Affiliates; provided, however, that any such Transfer shall be subject to any disclosure, approval, or other requirements of any Gaming Authority or Securities Authority. No such Transfer shall be complete and no Transfer shall be registered in the Company's books until the prospective Transferee shall have (a) agreed to be bound by the terms of this Agreement as though he or it were a holder of Shares and this Agreement shall have been amended to reflect the Transfer to such prospective Transferee, (b) complied with all approval, disclosures, and other requirements of any Gaming Authority or Securities Authority, and (c) provided to the Company and any Gaming Authority, Securities Authority, or other relevant governmental authorities any information requested by the Company or such Gaming Authority, Securities Authority, or other governmental authority regarding the Transfer or the suitability of the prospective Transferee to own the interest in, or portion of, Shares or Investor.

        6.5    Public Offering of Shares in Wynn Hong Kong.

        Except as set forth in the following sentence, if the Company decides to make a public offering of part or all of the shares of Wynn Hong Kong, then the holders of the Class A Shares may be issued shares in Wynn Hong Kong in exchange for part or all of their Class A Shares. Whether, and to what extent, the holders of Class A Shares will be entitled to exchange all or any portion of their Class A Shares for shares in Wynn Hong Kong shall be determined by Wynn International in the exercise of its reasonable discretion, taking into consideration issues of control of Wynn Hong Kong and Wynn Macau, potential adverse tax consequences, stock exchange requirements, Macau legal and regulatory requirements (including, without limitation, the requirements pertaining to the Executive Director of Wynn Macau), and other relevant issues.

        6.6    Legend on Share Certificates; Safekeeping of Share Certificates.

        All certificates representing Shares or other direct or indirect interests in the Company, each Investor, and each of their respective Affiliates shall be kept under the control of the Chairman. Each certificate representing the Shares, shares in each of the Investors, and each other direct or indirect interest in the Company or any Affiliate of the Company, now or hereafter held by the Shareholders, the Beneficial Owners, or their respective Affiliates shall be stamped with a legend in substantially the following form:

  "The transfer and encumbrance of, and rights in, the shares represented by this certificate are restricted under (a) the terms of a Share Subscription and Shareholders' Agreement, as amended from time to time, a copy of which is on file at the office of Wynn Resorts (Macau) Holdings, Ltd., and (b) rules of the gaming and securities authorities of various jurisdictions."

ARTICLE 7
REPRESENTATIONS, WARRANTIES, AND COVENANTS

        7.1    Representations and Warranties of the Investors and Beneficial Owners.

        Each of the Investors and the Beneficial Owners hereby jointly and severally represents and warrants to the other Parties that:

          (a)    Organization and Good Standing of Investors.    Each of the Investors is a private company limited by shares duly organized, validly existing, and in good standing under the laws of the Isle of Man. The current and effective Charter Documents of the Investors are attached hereto as Exhibits B-1, B-2, and B-3, respectively.

          (b)    SHW.    SHW has one (1) ordinary share outstanding which (i) is legally and beneficially owned by Wong, and (ii) constitutes one hundred percent (100%) of the issued and outstanding capital and equity interests in SHW.

          (c)    SKKG.    SKKG has ten (10) ordinary shares outstanding (i) of which eight (8) shares are legally and beneficially owned by Yany Kwan and two (2) shares are legally and beneficially owned by Li Tai Foon, and (ii) which constitute one hundred percent (100%) of the issued and outstanding capital and equity interests in SKKG.

          (d)    AT.    AT has one (1) ordinary share outstanding which (i) is legally and beneficially owned by Wilson Kwan, and (ii) constitutes one hundred percent (100%) of the issued and outstanding capital and equity interests in AT.

          (e)    CW.    CW has one (1) ordinary share outstanding which (i) is legally and beneficially owned by Wilson Kwan, and (ii) constitutes one hundred percent (100%) of the issued and outstanding capital and equity interests in CW.

          (f)    Wong.    Wong (i) is an individual who is a citizen and permanent resident of the MSAR, (ii) possesses full beneficial ownership of all legal and economic rights associated with the SHW Shares, (iii) does not act as a nominee or representative for any Person in respect of any interest in the SHW Shares, and (iv) has made all required disclosures to all relevant Gaming Authorities.

          (g)    Yany Kwan.    Yany Kwan (i) is an individual who is a citizen of the United States of America, (ii) is married to Li Tai Foon, (iii) possesses full beneficial ownership of all legal and economic rights associated with eighty percent (80%) of the SKKG Shares, (iv) does not act as a nominee or representative for any Person in respect of any interest in the SKKG Shares, and (v) has made all required disclosures to all relevant Gaming Authorities.

          (h)    Li Tai Foon.    Li Tai Foon (i) is an individual who is a citizen of the United States of America, (ii) is married to Yany Kwan, (iii) possesses full beneficial ownership of all legal and economic rights associated with twenty percent (20%) of the SKKG Shares, (iv) does not act as a nominee or representative for any Person in respect of any interest in the SKKG Shares, and (v) has made all required disclosures to all relevant Gaming Authorities.

          (i)    Wilson Kwan.    Wilson Kwan (i) is an individual who is a citizen of Hong Kong, (ii) possesses full beneficial ownership of all legal and economic rights associated with the AT Shares and the CW Shares, (iii) does not act as a nominee or representative for any Person in respect of any interest in the AT Shares or the CW Shares, and (iv) has made all required disclosures to all relevant Gaming Authorities.

          (j)    Power and Authority.    He or it has all requisite power and authority, corporate or otherwise, to carry on his or its business as contemplated by this Agreement.

          (k)    Authorization of Agreement.    He or it has all requisite power and authority, corporate or otherwise, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement (i) has been duly executed by him or it and delivered to the other Parties, (ii) has been effectively authorized by all necessary action, corporate or otherwise, of him or it, and (iii) constitutes a legal, valid, and binding obligation of him or it.

          (l)    No Breach of Other Instruments.    None of the execution, delivery, or performance of this Agreement or any of the transactions contemplated hereby or the fulfillment by him or it of each of the terms and conditions hereof shall violate or conflict with, result in a breach of any of the terms or conditions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the forfeiture of any right of him or it under, or create any lien, security interest, charge, or encumbrance on any of his or its properties pursuant to any material agreement, indenture, mortgage, bond, deed of trust, promissory note, lease, franchise, permit, license, registration, qualification, or other obligation or instrument to which he or it is a party or by which he or it or any of his or its properties or assets is bound or affected, pursuant to the terms, conditions, and provisions of (i) any such agreement or instrument, (ii) any law, rule, or regulation applicable to him or it, (iii) any order, writ, injunction, decree, or judgment of any court, governmental body, or arbitrator by which he or it is bound, or (iv) its Charter Documents.

          (m)    Foreign Corrupt Practices Act.    He or it has made or ordered no payment, taken no action, and has directed no Person to make any payment or take any action, that violates or could violate the United States Foreign Corrupt Practices Act of 1977, as amended (the "FCPA").

          (n)    Delivery of Resolutions of Consent.    Each of the Investors has delivered to the Company the resolutions of its Board of Directors confirming its assent to this Agreement and the transactions contemplated hereby, copies of which are attached hereto as Exhibits C-1, C-2, and C-3, respectively.

        7.2    Representations and Warranties of the Company.

        The Company represents and warrants to the Shareholders that:

          (a)    Organization, Good Standing, and Authority.    The Company is a private company limited by shares duly organized, validly existing, and in good standing under the laws of the Isle of Man. The Company has the corporate power and authority to own and use its properties and to carry on all business contemplated by this Agreement.

          (b)    Charter Documents.    The current and effective Charter Documents of the Company are as set forth in Exhibit A attached hereto.

          (c)    Capitalization of the Company.    The entire registered, authorized, and outstanding capital of the Company is as described in Article 4.

          (d)    Authorization of Agreement.    The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement (i) has been duly executed and delivered to the Shareholders by the Company, (ii) has been effectively authorized by all necessary action, corporate or otherwise, of the Company, and (iii) constitutes a legal, valid, and binding obligation of the Company.

          (e)    No Breach of Other Instruments.    None of the execution, delivery, or performance of this Agreement or any of the transactions contemplated hereby or the fulfillment by the Company of each of the terms and conditions hereof shall violate or conflict with, result in a breach of any of the terms or conditions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the forfeiture of any right of the Company under, or create any lien, security interest, charge, or encumbrance on any of the properties of the Company pursuant to any material agreement, indenture, mortgage, bond, deed of trust, promissory note, lease, franchise, permit, license, registration, qualification, or other obligation or instrument to which the Company is a party or by which the Company or any of the properties or assets of the Company is bound or affected, pursuant to the terms, conditions, and provisions of (i) any such agreement or instrument, (ii) any law, rule, or regulation applicable to the Company, (iii) any order, writ, injunction, decree, or judgment of any court, governmental body, or arbitrator by which the Company is bound, or (iv) the Charter Documents of the Company.

          (f)    Foreign Corrupt Practices Act.    It has made no payment and taken no action, and has directed no Person to make any payment or take any action, that violates or could violate the FCPA.

          (g)    Delivery of Resolutions of Consent.    It has delivered to the Shareholders the resolutions of the Board confirming its assent to this Agreement and the transactions contemplated hereby, a copy of which is attached hereto as Exhibit D.

        7.3    Covenants of Investors and Beneficial Owners.

        Each of the Investors and Beneficial Owners hereby covenants and agrees that, during the term of this Agreement, he or it shall:

          (a)  take no action and shall direct no Person to take any action that violates or could violate the FCPA, any Gaming Laws, or any Securities Laws;

          (b)  retain full beneficial ownership of all legal and economic rights associated with his or its interest in the Company or the Investor, as the case may be, as set forth in Article 4 and Section 7.1, except to the extent of Transfers that comply with the requirements of Article 6;

          (c)  take no action and shall direct no Person to take any action to Transfer or issue any shares or other equity interests in any Investor except as permitted in Article 6;

          (d)  take no action and shall direct no Person to take any action to amend the Charter Documents of any of the Investors;

          (e)  make all disclosures required of it to the Company and all relevant Gaming Authorities and Securities Authorities and cooperate with Wynn International and its Affiliates to make any disclosures required of them to any relevant Gaming Authority or Securities Authority;

          (f)    faithfully observe the restrictions on Transfers of interests in or portions of Class A Shares or the Investor set forth in Article 6; and

          (g)  perform all obligations required of it under this Agreement.

        Each Investor and Beneficial Owner shall provide a sworn and notarized declaration of the matters contained in Section 7.1 and this Section 7.3 in the form attached hereto as Exhibit F.

ARTICLE 8
TERM AND TERMINATION

        8.1    Term.

        This Agreement will continue in effect for so long as Wynn International or any of its Affiliates owns any of the Class B Shares, unless it is earlier terminated pursuant to the terms of this Agreement; provided, however, that notwithstanding the termination of the Company under the laws of the Isle of Man, this Agreement shall continue in effect as a contract among the Shareholders with respect to such provisions as impose a continuing obligation upon any of them.

        8.2    Events of Default.

        The occurrence and continuation of any of the following events or circumstances by or with respect to an Investor or any Beneficial Owner of an Investor shall constitute an Event of Default by such Investor or Beneficial Owner:

          (a)  The liquidation, bankruptcy, dissolution, or appointment of an administrator for any of the Investors or Beneficial Owners;

          (b)  Any failure by any Investor or Beneficial Owner to cure his or its material breach of any material provision of this Agreement within thirty (30) days following Notice from the Company or Wynn International of such breach, including without limitation, the failure of an Investor to make any capital contribution to the Company required pursuant to Section 5.10 or 5.11;

          (c)  The commission by any Investor or Beneficial Owner of any act of fraud or embezzlement or any other intentional misconduct that may adversely affect the business or affairs of the Company, Wynn International, or any of their respective Affiliates;

          (d)  The existence or occurrence of any Gaming Problem or Securities Problem, or any violation of the FCPA, by or with respect to any of the Investors or Beneficial Owners; or

          (e)  The Transfer or attempted Transfer of any interest in, or portion of, Class A Shares or any Investor, except as expressly permitted pursuant to this Agreement.

        8.3    Remedies Upon Events of Default.

        If an Event of Default described in Section 8.2 has occurred and is continuing, the Company, Wynn International, or any Person designated by the Company or Wynn International, shall have the right (but not the obligation) to purchase all Shares owned by the Investor or Beneficial Owner to which the Event of Default relates (each, a "Defaulting Investor") at an aggregate price equal to the relevant Subscription Amount for such Shares plus additional capital contributions made by an Investor pursuant to Sections 5.10 and 5.11 (the "Default Price"). The exercise by the Company or Wynn International of a right to purchase Shares pursuant to this Section 8.3 imposes no obligation on the Company or Wynn International to purchase any Shares and will not alter any other rights to which the Company or the other Shareholders may be entitled at law or in equity, including, without limitation, any personal liability of any Party.

        8.4    Manner of Exercise.

        The Company or Wynn International may exercise the option under Section 8.3 by Notice to the Defaulting Investor stating that all or part of the Shares directly or indirectly owned by such Defaulting Investor or its Affiliates is being purchased and specifying the Event of Default giving rise to the option, which Notice shall be delivered to the Defaulting Investor within sixty (60) days after the date upon which the Company learns of the Event of Default.

        8.5    Closing.

        The closing of any redemption, purchase, or sale made pursuant to Sections 8.3 and 8.4 shall be held at a date, time, and place specified by the Company and Wynn International within sixty (60) days following the exercise of the option under Section 8.3.

        8.6    Enforcement of Rights.

        Each Investor and Beneficial Owner hereby covenants and agrees that he or it, as a Shareholder and, subject to any fiduciary duties, as a Director, shareholder, officer, or manager of the Company, shall vote the same way as the majority of the other Shareholders, Directors, officers, or managers (as the case may be) in all matters relating to the exercise of any right or option or the pursuit of any remedy under this Article 8.

ARTICLE 9
INDEMNIFICATION

        9.1    Indemnification by Investors and Beneficial Owners.

        Each Investor and Beneficial Owner hereby jointly and severally indemnifies the Company and holds the Company and its Affiliates harmless in respect of any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and any legal, accounting, and other expenses of investigating or defending any actions, claims, or legal proceedings, or threatened actions, claims, or legal proceedings and any taxes or other governmental charges payable in respect of any indemnification payments hereunder) incurred by the Company, together with interest on cash disbursements in connection therewith at the Reference Rate from the date such cash disbursements were made by the Company until paid by any of the Shareholders, in connection with the misrepresentation or breach of any representation, warranty, covenant, agreement, or obligation of any of the Investors and Beneficial Owners contained in this Agreement or any other instrument contemplated by this Agreement.

        9.2    Indemnification by the Company.

        The Company hereby indemnifies the Shareholders and holds the Shareholders and their respective Affiliates harmless in respect of any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses of investigating or defending any actions, claims, or legal proceedings or threatened actions, claims, or legal proceedings and any taxes or other governmental charges payable in respect of any indemnification payments hereunder) incurred by the Shareholders or their Affiliates, together with interest on cash disbursements in connection therewith at the Reference Rate from the date that such cash disbursements were made by the Shareholders or their Affiliates until paid by the Company, in connection with the misrepresentation or breach of any representation, warranty, covenant, agreement, or obligation of the Company contained in this Agreement or any other instrument contemplated by this Agreement.

        9.3    Claims for Indemnification.

        Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly give Notice to the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any action, claim, or legal proceedings by a Person who is not a Party, the Notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any action, claim, or legal proceeding by a third Person for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless such action, claim, or legal proceeding shall have been instituted against it and the Indemnifying Party shall not have taken control of such action, claim, or legal proceeding after Notice thereof.

        9.4    Defense by Indemnifying Party.

        In connection with any claim giving rise to indemnification hereunder resulting from or arising out of any action, claim, or legal proceeding by a Person who is not a Party, the Indemnifying Party at its sole cost and expense may, upon Notice to the Indemnified Party, assume the defense of any such action, claim, or legal proceeding if it acknowledges to the Indemnified Party in writing its obligation to indemnify the Indemnified Party pursuant to this Agreement in respect of such action, claim, or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, claim, or legal proceeding with its own counsel and at its own expense. If the Indemnifying Party assumes the defense of any such action, claim, or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such action, claim, or legal proceeding, and the Indemnifying Party, at its sole cost and expense, shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such action, claim, or legal proceeding without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnified Party. If the Indemnifying Party does not assume the defense of any such action, claim, or legal proceeding (a) the Indemnified Party may defend against such action, claim, or legal proceeding, in such manner as it may deem appropriate, including, without limitation, settling such action, claim, or legal proceeding, after giving Notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, claim, or legal proceeding with its own counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third Person's action, claim, or legal proceeding or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such action, claim, or legal Proceeding in a reasonably prudent manner.

        9.5    Manner of Indemnification.

        All indemnification provided hereunder shall be effected, at the sole option of the Indemnified Party (a) out of a holdback or set-off against any payment of any amount of any type payable to the Indemnifying Party or any of its Affiliates by the Indemnified Party or any of its Affiliates, or (b) by (i) the payment of cash in Dollars, (ii) delivery of a certified or official bank check in Dollars, or (iii) a wire or telegraphic transfer of funds in Dollars, in each case by the Indemnifying Party.

ARTICLE 10
CONFIDENTIALITY

        Each of the Company and each Investor and Beneficial Owner acknowledges that Wynn International and its Affiliates will make available to the Company, Wynn Hong Kong, Wynn Macau, and their respective Affiliates certain technical assistance, documentation, information, and other matters in connection with the design, construction, development, maintenance, and operation of the casino resort and gaming operations to be developed and operated by Wynn Macau and in connection therewith may provide the Company, the Investors, the Beneficial Owners, and their respective Affiliates with certain documentation and information regarding the business of Wynn International and its Affiliates, (collectively, the "Information"). All of the Information shall remain the property of Wynn International and its Affiliates and the disclosure of the Information shall not be deemed to confer upon the Company, any Investor or Beneficial Owner, or any of their respective Affiliates, officers, directors, shareholders, employees, or agents any rights whatsoever in respect of any part of the Information. In consideration of receiving the Information, each of the Company, each Investor, and each Beneficial Owner hereby undertakes with Wynn International, on behalf of itself and each of its respective Affiliates, officers, directors, shareholders, employees, and agents, whether or not any such Information is strictly confidential or proprietary:

          (a)  not to make any use of the Information for any purpose other than in accordance with this Agreement, and in particular, but without limitation, not to use any of the Information for any commercial purpose;

          (b)  to hold all of the Information in the strictest confidence and not to disclose or divulge any part of the Information to any third Person without the prior written consent of Wynn International, which may be withheld by Wynn International for any reason whatsoever, or, in the sole discretion of Wynn International, given on such terms and conditions as Wynn International considers appropriate;

          (c)  not to make or solicit any announcement or disclosure regarding the Company, Wynn International, Wynn Hong Kong, Wynn Macau, any of their respective Affiliates, or the business of any of them, unless Wynn International gives its express prior written consent;

          (d)  to restrict access to the Information to those of its responsible employees and professional advisers who absolutely require such access and to impose upon all such employees and professional advisers obligations of confidentiality equivalent to those contained in this Agreement;

          (e)  not to copy, reproduce, or part with possession of any of the Information except as is strictly necessary and as is consistent with its obligations contained in this Agreement;

          (f)    immediately on request by Wynn International at any time, to return to Wynn International or as Wynn International may direct all of the Information and all documents and other material containing or embodying the Information (or any part thereof) together with all copies thereof, and in any event to promptly return all of such Information to Wynn International upon the Termination of this Agreement; and

          (g)  except in accordance with this Agreement, not to, in any way, form, or manner whatsoever, make any use of the Information or any of the ideas, concepts, materials, or documents comprising the Information.

ARTICLE 11
MISCELLANEOUS

        11.1    Notices.

        All notices, demands, and other communications required or permitted under this Agreement (each, a "Notice") shall be in writing and, at the option of the notifying Party, shall be either (a) personally delivered, (b) transmitted by certified or registered mail or reputable international courier, postage prepaid, return receipt requested, or (c) transmitted by telefax, answerback requested, to the appropriate Party, as follows:

To the Company:	Wynn Resorts (Macau) Holdings, Ltd. 2nd Floor, Atlantic House Circular Road, Douglas Isle of Man, IM 1 1SQ British Isles Attn: Company Secretary Telefax: (44-1624) 616-667

To Wynn International:	Wynn Resorts International, Ltd. 2nd Floor, Atlantic House Circular Road, Douglas Isle of Man, IM 1 1SQ British Isles Attn: Company Secretary Telefax: (44-1624) 616-667
To Wong and SHW:	Rua Francisco Xavier Pereira N° 133C 7° andar Edificio Vila Nova Heong Lam Macau
To SKKG, Yany Kwan, and Li Tai Foon:	91-93 Blue Pool Road 1st Floor, Flat D Happy Valley Hong Kong
To AT, CW, and Wilson Kwan:	Travessa Padre Narciso No. 5, RC-B Edificio Hoi Kong Lau Macau
in each case, with copies to:	Wynn Resorts 3145 Las Vegas Blvd. So. Las Vegas, NV 89109 Attn: General Counsel Telefax: (702) 733-4596
and
Fulbright & Jaworski LLP The Hong Kong Club Building, Suite 1901 3A Chater Road, Central Hong Kong Attn: A.T. Powers Telefax: (852) 2523-3255

The effective date of any Notice will be deemed to be (i) the date of receipt, if delivered personally, (ii) the date seven (7) Business Days after posting, if mailed or sent by courier, or (iii) twelve (12) hours after transmission by telefax with confirmed answerback. The address of any Person set forth above may be changed at any time and from time to time by such Person by Notice given pursuant to this Section 11.1.

        11.2    Assignment.

        Except as expressly provided in this Agreement, none of the Parties has any right to Transfer any of the rights, duties, or obligations granted by or imposed in this Agreement. Any purported Transfer by any Party of any of the rights, duties, or obligations granted by or imposed in this Agreement shall be void and without effect.

        11.3    Successors and Permitted Transferees.

        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted Transferees; provided, however, that this provision shall not be deemed to authorize the Transfer of any interest in or portion of any Class A Shares or any Investor, which may be accomplished only as expressly permitted pursuant to this Agreement.

        11.4    Governing Law.

        This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the internal laws and not the laws pertaining to choice or conflicts of laws, of the Isle of Man. The Parties hereby submit to the non-exclusive jurisdiction of the courts of the Isle of Man and Hong Kong in all actions relating to the construction, interpretation, or enforcement of this Agreement and all rights and obligations relating hereto.

        11.5    Modifications, Amendments, and Waivers.

        No modification, amendment, or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party to be charged. No failure by any Party to (a) object to or act upon any breach by any other Party of any provision of this Agreement, (b) insist upon strict performance of any of the terms or provisions of this Agreement, or (c) exercise any option, right, or remedy provided for in this Agreement shall operate or be construed (except as expressly provided in this Agreement) as a waiver or as a relinquishment for the future of the same or any other term, provision, option, right, or remedy provided for in this Agreement. The provisions of this Section 11.5 may not be modified, amended, or waived except in accordance with this Section 11.5.

        11.6    Not for Benefit of Creditors.

        The provisions of this Agreement are intended only for the regulation of relations between the Parties. This Agreement is not intended for the benefit of non-Party creditors and no rights are granted to non-Party creditors under this Agreement.

        11.7    Force Majeure.

        Except as provided in this Agreement, no Party shall be liable to the other Party for any breach of, or failure of performance under, this Agreement caused by or resulting from any act of God, act of state, natural or man-made disaster, war, political unrest, or any other cause beyond its reasonable control ("Force Majeure"), to the extent and throughout the duration of such condition of Force Majeure.

        11.8    Time of Essence.

        The time and exactitude of the performance of each of the terms, obligations, covenants, and conditions of this Agreement are hereby declared and acknowledged by the Parties to be of the essence.

        11.9    Severability.

        Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid, legal, and effective and to achieve the intent of the Parties to the fullest extent possible and shall be enforced to the fullest extent permitted by law. Any term or provision of this Agreement, or the application thereof to any Party or circumstances, that is determined to any extent or for any reason to be invalid, illegal, or unenforceable in any jurisdiction, shall as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction or in any other circumstances.

        11.10    Survival.

        The provisions of Articles 6, 7, 8, 9, 10, and 11 and all obligations to make or complete any payments due at the time of or as a result of any termination of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement, the dissolution of any of the

Parties, the cessation of the carrying on of the business by any of the Parties, and any investigation at any time made by or on behalf of any Party, and shall expire only upon the expiration of the applicable statute of limitations, if any.

        11.11    Specific Performance.

        The Parties agree that it is impossible to measure in money the damages that would accrue to a Party by reason of a failure of the other to perform any of its obligations under this Agreement. Therefore, if any Party shall institute any action, claim, or legal proceeding to enforce the provisions of this Agreement, any Party against whom such action, claim, or legal proceeding is brought hereby waives the claim or defense that such Party has an adequate remedy at law and this Agreement may be enforced by injunction or other equitable relief ordered by any court of competent jurisdiction.

        11.12    Entire Agreement.

        This Agreement, including the Exhibits attached hereto and incorporated herein, constitutes the entire agreement among the Parties relating to the matters contained in and covered by this Agreement and, except as expressly provided herein, supersedes all prior oral and written and all contemporaneous oral agreements, arrangements, negotiations, commitments, statements, writings, understandings, and undertakings among the Parties with respect thereto.

        11.13    Counterparts.

        This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together constitute one (1) and the same instrument.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on the Effective Date.

THE COMPANY:		WYNN RESORTS (MACAU) HOLDINGS, LTD., an Isle of Man company
Signed in the presence of:
/s/ CYNTHIA MITCHUM		By:	/s/ STEPHEN A. WYNN
Name:	Cynthia Mitchum	Name:	Stephen A. Wynn
		Title:	Director
WYNN INTERNATIONAL:		WYNN RESORTS INTERNATIONAL, LTD., an Isle of Man company
Signed in the presence of:
/s/ CYNTHIA MITCHUM		By:	/s/ STEPHEN A. WYNN
Name:	Cynthia Mitchum	Name:	Stephen A. Wynn
		Title:	Director
WONG CHI SENG:
Signed in the presence of:
/s/ ALEXANDRE CORREIA DA SILVA		/s/ [Chinese Characters]
Name:	Alexandre Correia da Silva	WONG CHI SENG, an individual
YANY KWAN:
Signed in the presence of:
/s/ YANY KWAN YAN CHI
Name:		YANY KWAN YAN CHI, an individual
LI TAI FOON:
Signed in the presence of:
/s/ LI TAI FOON
Name:		LI TAI FOON, an individual
WILSON KWAN:
Signed in the presence of:
/s/ LAM MAN KUEN		/s/ KWAN YAN MING
Name:	Lam Man Kuen Solicitor, HKSAR Messrs. Hau, Lau, Li & Young Solicitors & Notaries	KWAN YAN MING, an individual
SHW:		S.H.W. & CO. LIMITED, an Isle of Man company
Signed in the presence of:
/s/ ALEXANDRE CORREIA DA SILVA		By:	/s/ [Chinese Characters]
Name:	Alexandre Correia da Silva	Name:
Title:

SKKG:		SKKG LIMITED, an Isle of Man company
Signed in the presence of:
		By:	/s/ YANY KWAN YAN CHI
Name:		Name:
Title:
AT:		L'ARC DE TRIOMPHE LIMITED, an Isle of Man company
Signed in the presence of:
/s/ LAM MAN KUEN		By:	/s/ KWAN YAN MING
Name:	Lam Man Kuen	Name:	Kwan Yan Ming
	Solicitor, HKSAR Messrs. Hau, Lau, Li & Young Solicitors & Notaries	Title:	Director
CW:		CLASSIC WAVE LIMITED, an Isle of Man company
Signed in the presence of:
/s/ LAM MAN KUEN		By:	/s/ KWAN YAN MING
Name:	Lam Man Kuen	Name:	Kwan Yan Ming
	Solicitor, HKSAR Messrs. Hau, Lau, Li & Young Solicitors & Notaries	Title:	Director

EXHIBIT E

ALLOCATION OF CLASS A SHARES

Subscriber's Name	Number of Shares	Subscription Amount
SHW	195	$385,394
SKKG	69	$1,009,888
AT	39	$577,079
CW	39	$577,079

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TABLE OF CONTENTS
SHARE SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT
R E C I T A L S
ARTICLE 1 DEFINITIONS AND REFERENCES
ARTICLE 2 ISSUANCE OF THE CLASS A SHARES
ARTICLE 3 MANAGEMENT OF THE COMPANY
ARTICLE 4 SHARES
ARTICLE 5 FINANCIAL MATTERS
ARTICLE 6 TRANSFERS OF SHARES
ARTICLE 7 REPRESENTATIONS, WARRANTIES, AND COVENANTS
ARTICLE 8 TERM AND TERMINATION
ARTICLE 9 INDEMNIFICATION
ARTICLE 10 CONFIDENTIALITY
ARTICLE 11 MISCELLANEOUS
EXHIBIT E ALLOCATION OF CLASS A SHARES